Filed pursuant to Rule 424(b)(5)
                                                     Registration No. 333-184094
PROSPECTUS SUPPLEMENT
To Prospectus dated October 4, 2013

                               CEL-SCI Corporation

                        17,826,087 Shares of Common Stock
             Warrants to Purchase 17,826,087 Shares of Common Stock

     We are offering an aggregate of 17,826,087 shares of common stock, $0.01 par value per share, and warrants to purchase up to 17,826,087 shares of common stock. Each share of common stock is being sold together with a warrant to purchase one (1) share of our common stock for the combined purchase price of $1.00. Each warrant can be exercised at any time on or before October 11, 2018 at a price of $1.25 per share. The shares of common stock and warrants will be issued separately.

     Our common stock is currently traded on the NYSE MKT (formerly known as the NYSE Amex) under the symbol "CVM." On October 7, 2013, the closing price of our common stock on the NYSE MKT was $1.24 per share. Currently, no public market exists for our warrants and we expect no public market to develop. We will not apply to list the warrants sold hereunder on NYSE MKT. For a more detailed description of our common stock and warrants, see the section entitled "Description of Securities" beginning on page 13 of this Prospectus Supplement.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 10 of this prospectus supplement and page 11 of the accompanying prospectus.



                          Price to Public      Underwriting         Proceeds,
                                               Discounts and    Before Expenses,
                                                Commissions          to Us
                         ------------------- ----------------- -----------------
Per Share                $      0.99         $     0.0792       $      0.9108
Per Warrant              $      0.01         $     0.0008       $      0.0092
Total                    $      1.00         $       0.08       $        0.92

     The underwriters may also purchase up to an additional 2,673,913 shares of common stock and/or warrants to purchase up to 2,673,913 shares of common stock from us at the public offering prices set forth above, less underwriting discounts and commissions, within 45 days of the date of this prospectus supplement to cover any over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriters expect to deliver the shares of common stock and warrants against payment on or before October 11, 2013.



     Chardan Capital Markets, LLC                 Laidlaw & Company (UK) Ltd.






           The date of this prospectus supplement is October 8, 2013.

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                        Page

About this Prospectus Supplement                                         3

Forward-Looking Statements                                               4

Prospectus Supplement Summary                                            5

The Offering                                                             7

Risk Factors                                                             8

Determination of Offering Price                                          9

Use of Proceeds                                                          9

Dilution                                                                10

Description of Securities                                               11

Underwriting                                                            13

Additional Information                                                  13

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered by this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

     You should rely only on the information contained or incorporated herein by reference in this prospectus supplement and contained or incorporated therein by reference in the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. Dealers are not authorized to give any information othe rhtan contained in the prospectus, this prospectus supplement, and any free writing prospectus prepared by us or on our behalf. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of of our securities and the distribution of this prospectus outside the United States. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus entitled "Additional Information."

     This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

     In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms "CEL-SCI," the "Company," "we," "us" and "our" to refer to CEL-SCI Corporation. Our fiscal year ends on September 30.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

     Factors that might affect our forward-looking statements include those disclosed in this prospectus and the accompanying prospectus.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors" herein and in the documents incorporated by reference herein. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

     Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors incorporated by reference and set forth herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

                          PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading "Risk Factors" in the accompanying prospectus and set forth herein, the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

                            About Cel-Sci Corporation

     We were formed as a Colorado corporation in 1983. Our principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182. Our telephone number is 703-506-9460 and our web site is www.cel-sci.com.

Our business consists of the following:

     1) Multikine(R) (Leukocyte Interleukin, Injection) investigational cancer therapy;

     2)   LEAPS technology,  with two  investigational  therapies,  pandemic flu
          treatment  for  hospitalized   patients  and  CEL-2000,  a  rheumatoid
          arthritis treatment vaccine.

MULTIKINE

     Our lead investigational therapy, Multikine, is currently being developed as a potential therapeutic agent directed at using the immune system to produce an anti-tumor immune response. Data from Phase I and Phase II clinical trials suggest that Multikine simulates the activities of a healthy person's immune system, enabling it to use the body's own anti-tumor immune response. Multikine (Leukocyte Interleukin, Injection) is the full name of this investigational therapy, which, for simplicity, is referred to in the remainder of this document as Multikine. Multikine is the trademark that we have registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with our future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Neither has its safety or efficacy been established for any use.

     Multikine has been cleared by the regulators in nine countries around the world, including the U.S. FDA, for a global Phase III clinical trial in advanced primary (not yet treated) head and neck cancer patients. This trial is expected to be the largest head and neck cancer clinical study ever conducted.

     The trial will test the hypothesis that Multikine treatment administered prior to the current standard therapy for head and neck cancer patients (surgical resection of the tumor and involved lymph nodes followed by radiotherapy or radiotherapy and concurrent chemotherapy) will extend the overall survival, enhance the local/regional control of the disease and reduce the rate of disease progression in patients with advanced oral squamous cell carcinoma.

      The primary clinical endpoint in CEL-SCI's ongoing Phase III clinical trial is that a 10% improvement in overall survival in the Multikine treatment arm, plus the current standard of care (SOC - consisting of surgery + radiotherapy or surgery + radiochemotherapy), over that which can be achieved in the SOC arm alone (in the well-controlled Phase III clinical trial currently ongoing) must be achieved. Based on what is presently known about the current survival statistics for this population, CEL-SCI believes that achievement of this endpoint should enable CEL-SCI, subject to further consultations with FDA, to move forward, prepare and submit a Biologic License Application to FDA for Multikine.

     The clinical trial is giving immunotherapy to cancer patients, i.e., prior to their receiving any conventional treatment for cancer, including surgery, radiation and/or chemotherapy. This could be shown to be important because conventional therapy may weaken the immune system, and may compromise the potential effect of immunotherapy. Because Multikine is given before conventional cancer therapy, when the immune system may be more intact, we believe the possibility exists for it to have a greater likelihood of activating an anti-tumor immune response under these conditions. This likelihood is one of the clinical aspects being evaluated in the ongoing global Phase III clinical trial.

     Multikine is a different kind of investigational therapy in the fight against cancer. Multikine is a defined mixture of cytokines. It is a combination immunotherapy, possessing both active and passive properties.

     In the recent interim review of the safety data from the Phase III study, an Independent Data Monitoring Committee (IDMC) raised no safety concerns. The IDMC also indicated that no safety signals were found that would call into question the benefit/risk of continuing the study. CEL-SCI considers the results of the IDMC review to be important since studies have shown that up to 30% of Phase III trials fail due to safety considerations and the IDMC's safety findings from this interim review were similar to those reported by investigators during CEL-SCI's Phase I-II trials. Ultimately, the decision as to whether a drug is safe is made by the FDA based on an assessment of all of the data from a trial.

     On October 7, 2013, CEL-SCI announced a Cooperative Research and Development Agreement with the U.S. Naval Medical Center, San Diego. Pursuant to this agreement, the Naval Medical Center will conduct Human Subjects Institutional Review Board approved Phase I study of CEL-SCI's investigational immunotherapy, Multikine, in HIV/HPV co-infected men and women with peri-anal warts. Anal and genital warts are commonly associated with the Human Papilloma Virus, the most common sexually transmitted disease. Men and women with a history of anogenital warts have a 30 fold increased risk of anal cancer. Persistent HPV infection in the anal region is thought to be responsible for up to 80% of anal cancers. HPV is a significant health problem in the HIV infected population as individuals are living longer as a result of greatly improved HIV medications.

     The purpose of this study is to evaluate the safety and clinical impact of Multikine as a treatment of peri-anal warts and assess its effect on anal intraepithelial dysplasia (AIN) in HIV/HPV co-infected men and women.

     CEL-SCI will contribute the investigational study drug Multikine, will retain all rights to any currently owned technology, and will have the right to exclusively license any new technology developed from the collaboration.

     Multikine is being given to the HIV/HPV co-infected patients with peri-anal warts since promising early results were seen in another Institutional Review Board approved Multikine Phase I study conducted at the University of Maryland. In this study, investigational therapy Multikine was given to HIV/HPV co-infected women with cervical dysplasia resulting in visual and histological evidence of clearance of lesions. Furthermore, elimination of a number of HPV strains was determined by in situ polymerase chain reaction (PCR) performed on tissue biopsy collected before and after Multikine treatment. As reported by the investigators in the earlier study, the study volunteers all appeared to tolerate the treatment with no reported serious adverse events.

     The treatment regimen for the study of up to 15 HIV/HPV co-infected patient volunteers with peri-anal warts to be conducted by the Naval Medical Center will be identical to the regimen that was used in the earlier Multikine cervical study in HIV/HPV co-infected patients. LEAPS

     CEL-SCI's patented T-cell Modulation Process, referred to as LEAPS (Ligand Epitope Antigen Presentation System), uses "heteroconjugates" to direct the body to choose a specific immune response. LEAPS is designed to stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections as well as autoimmune, allergies, transplantation rejection and cancer, when it cannot do so on its own. Administered like a vaccine, LEAPS combines T-cell binding ligands with small, disease associated, peptide antigens and may provide a new method to treat and prevent certain diseases.

     The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body's selection of the "inappropriate" immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

     Using the LEAPS technology, we have created a potential peptide treatment for H1N1 (swine flu) hospitalized patients. This LEAPS flu treatment is designed to focus on the conserved, non-changing epitopes of the different strains of Type A Influenza viruses (H1N1, H5N1, H3N1, etc.), including "swine", "avian or bird", and "Spanish Influenza", in order to minimize the chance of viral "escape by mutations" from immune recognition. Therefore one should think of this treatment not really as an H1N1 treatment, but as a pandemic flu treatment. our LEAPS flu treatment contains epitopes known to be associated with immune protection against influenza in animal models.

     Additional work on this treatment for the pandemic flu work is being pursued in collaboration with the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health, USA. In May 2011 NIAID scientists presented data at the Keystone Conference on "Pathogenesis of
Influenza: Virus-Host Interactions" in Hong Kong, China, showing the positive results of efficacy studies in mice of L.E.A.P.S. H1N1 activated dendritic cells
(DCs) to treat the H1N1 virus. Scientists at the NIAID found that H1N1-infected mice treated with LEAPS-H1N1 DCs showed a survival advantage over mice treated with control DCs. The work was performed in collaboration with scientists led by Kanta Subbarao, M.D., Chief of the Emerging Respiratory Diseases Section in NIAID's Division of Intramural Research, part of the National Institutes of Health, USA.

     In July 2013, CEL-SCI announced the publication of the results of additional influenza studies by researchers from the NIAID in the Journal of Clinical Investigation (www.jci.org/articles/view/67550). The studies described in the publication show that when CEL-SCI's investigational J-LEAPS Influenza Virus treatments were used "in vitro" to activate immune cells called dendritic cells (DCs), these activated dendritic cells, when injected into influenza infected mice, arrested the progression of lethal influenza virus infection in these mice. The work was performed in the laboratory of Dr. Subbarao.

     With our LEAPS technology, we have also developed a second peptide named CEL-2000, a potential rheumatoid arthritis vaccine. The data from animal studies of rheumatoid arthritis using the CEL-2000 treatment vaccine demonstrated that CEL-2000 is an effective treatment against arthritis with fewer administrations than those required by other anti-rheumatoid arthritis treatments, including Enbrel(R). CEL-2000 is also potentially a more disease type-specific therapy, is calculated to be significantly less expensive and may be useful in patients unable to tolerate or who may not be responsive to existing anti-arthritis therapies.

                               CEL-SCI Corporation

                                  THE OFFERING


Common stock offered by us               17,826,087 shares

Common stock to be outstanding           48,849,947 shares
immediately after this offering

Warrants we are offering                 We are  offering  warrants  to purchase
                                         up  to  17,826,087   shares  of  common
                                         stock that will be  exercisable  during
                                         the  period  commencing  on the date of
                                         original   issuance   and   ending   on
                                         October 11,  2018 at an exercise  price
                                         of  $1.25   per   share,   subject   to
                                         adjustment.       This       prospectus
                                         supplement    also   relates   to   the
                                         offering of the shares of common  stock
                                         issuable    upon    exercise   of   the
                                         warrants.   There  is  no   established
                                         public    trading    market   for   the
                                         warrants,   and  we  do  not  expect  a
                                         market to develop.  In addition,  we do
                                         not intend to apply for  listing of the
                                         warrants  on  any  national  securities
                                         exchange     or    other     nationally
                                         recognized trading system.

Over-allotment option                    We  have  granted  the  underwriters  a
                                         45-day   option  to   purchase   up  to
                                         2,673,913   additional  shares  of  our
                                         common   stock   and/or   warrants   to
                                         purchase  up  to  2,673,913  shares  of
                                         common     stock    to    cover     any
                                         over-allotments.

Use of proceeds                          We estimate  that our net proceeds from
                                         this  offering  will  be  approximately
                                         $16,300,000       after       deducting
                                         underwriting  discounts and commissions
                                         and  estimated  offering  expenses,  or
                                         approximately    $18,760,000   if   the
                                         underwriters        exercise        the
                                         over-allotment option in full.

                                         We intend to use the net proceeds from
                                         this offering primarily for our Phase
                                         III clinical trial, other research and
                                         development, and general and
                                         administrative expenses.

Dividend policy We have not declared or paid any cash or other dividends on our common stock, and do not expect to declare or pay any cash or other dividends in the foreseeable future.

Risk factors                             You should  carefully read and consider
                                         the  information  beginning  on page 10
                                         of this prospectus  supplement and page
                                         11 of the  accompanying  prospectus set
                                         forth   under   the   headings    "Risk
                                         Factors" and all other  information set
                                         forth  in this  prospectus  supplement,
                                         the  accompanying  prospectus,  and the
                                         documents   incorporated   herein   and
                                         therein by  reference  before  deciding
                                         to invest in our common stock.

NYSE MKT symbol                          CVM


     The number of shares to be outstanding after this offering is based on 31,023,860 shares of our common stock outstanding as of September 30, 2013 and excludes approximately 15,394,000 shares which may be issued upon the exercise to outstanding options and warrants or the conversion of a note. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option.


                                  RISK FACTORS

     Investing in our common stock involves significant risks. You should carefully consider the "Risk Factors" included and incorporated by reference in the accompanying prospectus, this prospectus supplement and any other applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed with the SEC on December 14, 2012, as updated by our Quarterly Reports on Form 10-Q and our other filings with the SEC, filed after the Annual Report. The risks and uncertainties we described are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, or result of operations would likely suffer. In that event, the trading price of our common stock would decline, and you could lose all or part of your investment.

                         Risks related to this Offering

Management will have broad discretion as to the use of the proceeds of this offering.

We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

You will experience immediate and substantial dilution.

Since the offering price of the securities offered pursuant to this prospectus supplement and the accompanying prospectus is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. See "Dilution" in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Our outstanding options and warrants may adversely affect the trading price of our common stock.

     As of September 30, 2013, after the 1-for-10 reverse stock split, there were outstanding options which allows the holders to purchase approximately 5,200,000 shares of our common stock, at prices ranging between $1.60 and $20.00 per share, outstanding warrants which allow the holders to purchase approximately 9,918,000 shares of our common stock, at prices ranging between $2.50 and $17.50 per share, and a convertible note which allows the holder to acquire approximately 276,000 shares of our common stock at a conversion price of $4.00. The outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of the outstanding options and warrants. For the life of the options, warrants and the convertible note, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants, or the conversion of the note, will also dilute the ownership interests of our existing stockholders.

There is no public market for the warrants to purchase common stock being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

The warrants may not have any value.

The warrants have an exercise price of $1.25 per share and expire on October 11, 2018. In the event that our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

                         DETERMINATION OF OFFERING PRICE

     Our common stock is currently quoted on the NYSE MKT.

     The public offering price of the shares of common stock and warrants offered by this prospectus supplement has been determined by negotiation between us and the representative of the underwriters. Among the factors considered in determining the offering price of the shares and warrants have been:

     o    our history and our prospects;

     o    the industry in which we operate;

     o    our past and present operating results; and

     o the general condition of the securities markets at the time of this offering.

                                 USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares of common stock and warrants that we are offering will be approximately $16,300,000, or approximately $18,760,000 if the underwriters exercise in full their over-allotment option to purchase additional shares of common stock and warrants from us, after deducting the underwriters' commissions and the offering expenses payable by us.

     We intend to use the net proceeds from this offering primarily for our Phase III clinical trial, other research and development, and general and administrative expenses. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering.

     Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

                                    DILUTION

     The net tangible book value of our common stock on September 30, 2013 was approximately $0.09 per share, based on 31,023,860 shares of our common stock outstanding as of September 30, 2013. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers for shares and warrants in this offering and the net tangible book value per share of our common stock immediately afterwards.

     After giving effect to the sale of 17,826,087 shares of our common stock and warrants to purchase up to 17,826,087 shares of our common stock in this offering at a combined public offering price of $1.00 per share and warrant, and after deducting the underwriters' commission and estimated offering expenses payable by us, our as-adjusted net tangible book value as of September 30, 2013 would have been approximately $19,087,700, (unaudited) or 0.39 per share. This represents an immediate increase in the net tangible book value of $0.30 per share to existing stockholders and the immediate dilution in the net tangible book value of 0.61 per share to new investors purchasing our shares in this offering.

     The following table illustrates this per share dilution. All amounts in the table are unaudited.

     For purposes of the calculations below, the public office price of the warrants has been allocated to the public offering price of the shares of common stock sold in this offering. The calculations below do not give any effect to the shares of common stock issuable upon the exercise of the warrants.

Offering price per share                                                $1.00

Net tangible book value per share as of September 30, 2013              $0.09

Pro forma net tangible book value per share as of
    September 30, 2013, after giving effect to this
    offering                                                            $0.39

Increase in net tangible book value per share attributable
    to this offering                                                    $0.30

Dilution per share to new investors in this offering                    $0.61

     If the underwriters exercise in full their over-allotment option to purchase 2,673,913 additional shares of common stock at the public offering price of $1.00 per share, the as adjusted net tangible book value after this offering would be $0.42 per share, representing an increase in net tangible book value of $0.33 per share to existing stockholders and immediate dilution in net tangible book value of $0.58 per share to investors purchasing our shares in this offering at the public offering price.

     The above discussion and table are based on 31,023,860 shares of our common stock outstanding as of September 30, 2013 and excludes approximately 15,394,000 shares of common stock issuable upon the full exercise of outstanding options and warrants or the conversion of a note.

Reverse Stock Split

     The following tables provide retroactive effect to the 1 for 10 reverse stock split (effective September 25, 2013) for certain financial information presented in our Annual Report on Form 10-K for the year ended September 30,

2012 and our 10-Q reports for the periods ended December 31, 2012, March 31, 2013 and June 30, 2013.

                                            Year Ended September 30
As previously reported                 2012            2011               2010

  Net income (loss)            $  (17,645,930)   $  (26,780,712)  $   8,950,973
  Dilutive net loss            $  (17,645,930)   $  (30,979,968)  $ (11,179,125)
  Net income (loss) per share
     Basic                     $        (0.07)   $        (0.13)  $        0.04
     Diluted                   $        (0.07)   $        (0.15)  $       (0.06)

 Weighted average shares outstanding -
     Basic                        251,836,540       208,488,987     202,102,859
     Diluted                      251,836,540       208,488,987     202,102,859

As adjusted for reverse stock split

  Net income (loss)            $  (17,645,930)   $  (26,780,712)  $   8,950,973
  Dilutive net loss            $  (17,645,930)   $  (30,979,968)  $ (11,179,125)
  Net income (loss) per share
     Basic                     $        (0.70)   $        (1.28)  $        0.44
     Diluted                   $        (0.70)   $        (1.49)  $       (0.55)

  Weighted average shares outstanding -
     Basic                         25,183,654        20,848,899      20,210,286
     Diluted                       25,183,654        20,848,899      20,210,286

                                              Three months ended December 31
                                              2012                   2011
                                              ----                   ----
As previously reported
    Net loss                            $  (2,310,246)         $ (4,156,833)
    Dilutive net loss                   $  (5,056,444)         $ (5,113,303)
    Net loss per share
      Basic                             $       (0.01)         $      (0.02)
      Diluted                           $       (0.02)         $      (0.02)
    Weighted average shares outstanding -
      Basic                               283,116,017           228,568,435
      Diluted                             283,116,017           228,568,435
 As adjusted for reverse stock split
   Net loss                             $  (2,310,246)         $ (4,156,833)
   Dilutive net loss                    $  (5,056,444)         $ (5,113,303)
   Net loss per share
      Basic                             $       (0.08)         $      (0.18)
      Diluted                           $       (0.18)         $      (0.22)
   Weighted average shares outstanding -
      Basic                                28,311,602            22,856,844

      Diluted                              28,311,602            22,856,844




                                     Three months ended       Six months ended
                                         March 31,               March 31,
                                   --------------------       --------------------
                                   2013            2012       2013            2012
                                   ----            ----       ----            ----
 As previously reported
     Net loss               $   (713,371)   $(10,086,959)   $(3,023,617)   $(14,243,792)
     Dilutive net loss      $ (4,251,635)   $(10,086,959)   $(9,308,079)   $(14,243,792)
     Net loss per share
       Basic                $      (0.00)   $      (0.04)   $     (0.01)   $      (0.06)
       Diluted              $      (0.01)   $      (0.04)   $     (0.03)   $      (0.06)
    Weighted average shares outstanding -
       Basic                 309,011,767     247,369,587    295,921,608     237,912,177
      Diluted                309,011,767     247,369,587    295,921,608     237,912,177

 As adjusted for reverse stock split
     Net loss               $   (713,371)   $(10,086,959)   $(3,023,617)   $(14,243,792)
     Dilutive net loss      $ (4,251,635)   $(10,086,959)   $(9,308,079)   $(14,243,792)
     Net loss per share
       Basic                $      (0.02)   $      (0.41)   $     (0.10)   $      (0.60)
       Diluted              $      (0.14)   $      (0.41)   $     (0.31)   $      (0.60)
    Weighted average shares outstanding -
       Basic                  30,901,177      24,736,959     29,592,161      23,791,218
      Diluted                 30,901,177      24,736,959     29,592,161      23,791,218

                                    Three months ended         Nine months ended
                                           June 30,                June 30,
                                   ---------------------       --------------------
                                   2013             2012       2013            2012
                                   ----             ----       ----            ----
 As previously reported
     Net loss               $ (4,507,004)   $   (835,446)  $ (7,530,621)   $(15,079,238)
     Dilutive net loss      $ (5,586,396)   $ (4,225,835)  $(14,894,475)   $(15,221,770)
     Net loss per share
       Basic                $      (0.01)   $      (0.00)  $      (0.03)   $      (0.06)
       Diluted              $      (0.02)   $      (0.02)  $      (0.05)   $      (0.06)
    Weighted average shares outstanding -
       Basic                 309,306,502     258,467,582    300,383,239     244,738,972
      Diluted                309,306,502     258,467,582    300,383,239     244,738,972

As adjusted for reverse stock split
     Net loss                $(4,507,004)  $    (835,466)  $ (7,530,621)   $(15,079,238)
     Dilutive net loss       $(5,586,396)  $  (4,225,835)  $(14,894,475)   $(15,221,770)
     Net loss per share
       Basic                 $     (0.15)  $       (0.03)  $      (0.25)   $      (0.62)
       Diluted               $     (0.18)  $       (0.16)  $      (0.50)   $      (0.62)
    Weighted average shares outstanding -
       Basic                  30,930,561      25,846,759     30,038,324      24,473,898

                                       15

      Diluted                 30,930,561      25,846,759     30,038,324      24,473,898



                            DESCRIPTION OF SECURITIES

     In this offering, we are offering 17,826,087 shares of common stock and warrants to purchase up to 17,826,087 shares of common stock. The shares of common stock and warrants will be issued separately. This prospectus also relates to the offering of shares of our common stock upon the exercise, if any, of the warrants.

Common stock

     The material terms and provisions of our common stock are described under the caption "Description of Securities" in the accompanying prospectus.

Warrants

     The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and is qualified in its entirety by the provisions of the warrants, the form of which will be filed as an exhibit to a Current Report on Form 8-K that we will file in connection with this offering. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price: The warrants offered hereby will entitle the holders thereof to purchase up to 17,826,087 shares of our common stock at an initial exercise price of $1.25 per share, commencing immediately on the date of issuance and will expire on October 11, 2018.

Cashless Exercise: If, at any time during the term of the warrants, the issuance of shares of our common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.

Transferability: The warrants may be transferred at the option of the warrant holder upon surrender of the warrant with the appropriate instruments of transfer.

Exchange Listing: We do not plan on making an application to list the warrants on the NYSE MKT, any national securities exchange or other nationally recognized trading system.

Rights as a stockholder: Except as set forth in the warrants, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise the warrants

Fundamental Transactions: In the event of a fundamental transaction, as described in the warrants and generally including any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock, then the holders of the warrants will thereafter have the right to receive upon exercise of the warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the warrants (including, for example, provisions relating to the adjustment of the exercise price) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the warrants after the fundamental transaction. In lieu of the right to receive upon exercise the shares of stock, securities, or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock, the holders of the warrants may require us under certain circumstances to redeem the warrants for a purchase price payable in cash of the Black-Scholes value of the warrants, as calculated pursuant to the terms of the warrants.

Limits on Exercise of Warrants: Except upon at least 61 days' prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock (including securities convertible into common stock) outstanding immediately after the exercise.

Rights Agreement

     In November 2007 we declared a dividend of one Series A Right and one Series B Right for each share of our common stock which was outstanding on November 9, 2007. When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from us one share of our common stock at a price equal to 20% of the market price of our common stock on the exercise date, although the price may be adjusted pursuant to the terms of the Rights Agreement. If after a person or group of affiliated persons has acquired 15% or more of our common stock or following the commencement of, a tender offer for 15% or more of our outstanding common stock (i) we are acquired in a merger or other business combination and we are not the surviving corporation, (ii) any person consolidates or merges with us and all or part of our common shares are converted or exchanged for securities, cash or property of any other person, or (iii) 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

                                  UNDERWRITING

     We are offering the shares of common stock and warrants described in this prospectus supplement through the underwriters named below pursuant to an underwriting agreement between us and the representative. Chardan Capital Markets, LLC is acting as the representative of the underwriters named below.

Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock and warrants listed next to its name in the following table:

                                           Number            Number
    Name of Underwriter                   of Shares      of Warrants

    Chardan Capital Markets, LLC       16,043,478        16,043,478

    Laidlaw & Company (UK) Ltd.         1,782,609         1,782,609
                                       ----------        ----------

          Total                        17,826,087        17,826,087
                                       ==========        ==========
     The underwriting agreement provides that the underwriters' obligation to purchase our common stock and warrants is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us to the underwriters are true, that there has been no material adverse change to our condition or in the financial markets, and that we deliver to the underwriters customary closing documents.

     We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to be make in respect thereof.

Option to Purchase Additional Common Shares

     We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus supplement, to purchase up to 2,673,913 additional shares of common stock and/or additional warrants to purchase up to 2,673,913 shares of common stock at the public offering prices, less the underwriting discount and commissions. shown on the cover page of this prospectus supplement. The underwriters may exercise this option, in whole or in part, solely to cover over-allotments, if any, made in connection with this offering. The underwriters are not required to exercise the over-allotment option.

Underwriting Discount and Commissions and Offering Expenses

     The underwriters propose to offer the common stock and warrants to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the common stock and warrants to securities dealers at the price to the public less a concession. After the common stock and warrants are delivered for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

      The following table summarizes the compensation to be paid to the underwriters by us:

                                                       Total
                                           ---------------------------------
                             Per Share of
                             Common Stock    No Option       Full Option
                               and Per        Exercise         Exercise
                               Warrant
                            ------------------------------- ----------------

Public offering price       $    1.00      $ 17,826,087.00  $ 20,500,000.00
Underwriting discounts and  $    0.08      $ 4,426,086,96   $  1,640,000.00
  commissions to be paid
  by us
                            ------------------------------   --------------
                            ------------------------------   --------------
Proceeds, before expenses,  $    0.92      $ 16,400,000.04  $ 18,860,000.00
  to us
                            ==============================   ==============

     We estimate our total expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $100,000.

Indemnification

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

Lock-Up Agreements

     Pursuant to certain "lock up" agreements, for a period of 60 days from the date of this prospectus supplement, other than with the prior written consent of the representative of the underwriters (which consent may be withheld at the sole discretion of the representative), we and our officers and directors have agreed that we and they will not, directly or indirectly, sell, offer, contract, or grant any option to sell, pledge, transfer, or establish an open "put equivalent position" within the meaning of the Exchange Act or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock, options, or warrants to acquire shares of our common stock or securities exchangeable or exercisable for or convertible into shares of our common stock. In addition, our officers and directors may not enter into a swap or other derivatives transaction that transfers to another, in whole or in part, the economic benefits or risk of ownership in our common stock, or otherwise dispose of any shares of our common stock, options or warrants or securities exchangeable or exercisable for or convertible into shares of our common stock currently or later owned either of record or beneficially, or publicly announce an intention to do any of the foregoing.

     The restrictions above do not apply to (i) our issuance of shares of our common stock or options to purchase shares of our common stock, or shares of our common stock upon exercise of options, pursuant to any stock option, stock bonus, or other stock plan or arrangement described in this prospectus supplement or the accompanying prospectus, or any amendment to or replacement of such plan and (ii) our filing of one or more registration statements on Form S-8 or amendments thereto relating to the issuance of shares of our common stock or the issuance and exercise of options to purchase shares of our common stock granted under our employee benefit plans existing on the date of this prospectus supplement or any amendment to or replacement of such plan. Our officers and directors may transfer shares of our common stock or such other convertible, exercisable or exchangeable securities without the prior written consent of the representative if: (a) the representative receives a signed lock-up agreement for the balance of the 60-day restricted period from each donee, trustee, distributee, or transferee, as the case may be; (b) any such transfer does not involve a disposition for value; (c) such transfers are not publicly reportable under the Securities Act, the Exchange Act, and their related rules and regulations; (d) the transferor does not otherwise voluntarily effect any public filing or report regarding such transfers; and (e) such transfer is (i) a bona fide gift or gifts; (ii) to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor; or (iii) to the transferor's affiliates or to any investment fund or other entity controlled or managed by the transferor.

     If (A) during the last 17 days of the 60-day period, we issue an earnings release or material news or a material event relating to us occurs or (B) prior to the expiration of the 60-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, then in each case the 60-day period applicable to our officers and directors will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the representative waives such restriction.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

     The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions, penalty bids, and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. In connection with this offering, the underwriters may engage in passive market making transactions in the shares of common stock in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid that bid must be lowered when specified purchase limits are exceeded. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions.

     The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

     This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares of common stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

     Other than this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference or registration statement of which the prospectus supplement forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

Relationship with the Underwriters

     From time to time, certain of the underwriters and their respective affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

Stock Exchange Listing

     Our common stock is listed on the NYSE MKT under the symbol "CVM". There is no established trading market for the warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally registered trading system.

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

                             ADDITIONAL INFORMATION

     We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by us can be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding us. The address of that site is http://www.sec.gov.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                             8229 Boone Blvd., #802
                             Vienna, Virginia 22182
                                 (703) 506-9460

     The following documents filed with the Commission by us (Commission File No. 001-11889) are incorporated by reference into this prospectus:

     o Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

     o    Report on Form10-Q for the three months ended December 31, 2012.

     o    Report on Form 10-Q for the three and six months ended March 31, 2013.

     o    Report on Form 10-Q for the three and nine months ended June 30, 2013.

     o Current Reports on Form 8-K, which were filed with the SEC on December 26, 2012, June 26, 2013, July 19, 2013, July 26, 2013, August 30, 2013
          and September 3, 2013.

     All documents filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to us and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

     No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus.